UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]

Confidential, for Use of the

Commission Only (as permitted by

Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 14a-11 or Section 240.14a-12

LCA-Vision Inc.

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(Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies.

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(2) Aggregate number of securities to which transaction applies.

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(6) Amount previously paid:

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(9) Date filed:

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LCA-VISION INC.

7840 Montgomery Road

Cincinnati, Ohio  45236

NOTICE AND PROXY STATEMENT FOR ACTION TO BE TAKEN

BY WRITTEN CONSENT IN LIEU OF A MEETING OF STOCKHOLDERS

October 17, 2002

TO THE STOCKHOLDERS OF LCA-VISION INC.:

Attached hereto is a Proxy Statement which solicits the written consent of the stockholders of LCA-Vision Inc. on the following:

1.

Approval of an amendment to the Company’s Certificate of Incorporation to effect a one-for-four reverse stock split of the Company’s Common Stock.

2.

Approval of an amendment to the Company’s Certificate of Incorporation to decrease the number of shares of Common Stock the Company is authorized to issue.

Stockholders of record at the close of business on October 15, 2002 will be entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO THE AMENDMENTS.  PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING WRITTEN CONSENT BY NOVEMBER 29, 2002.

By Order of the Board of Directors

Sandra F.W. Joffe

Secretary

October 17, 2002

IMPORTANT

A Proxy Statement and consent are submitted herewith.  We urge you to complete and mail the enclosed consent promptly.  The enclosed envelope for return of consent requires no postage if mailed in the U.S.A.  It is important that your shares be voted.  In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in mailing your consent promptly.

PROXY STATEMENT

LCA-VISION INC.

7840 Montgomery Road

Cincinnati, Ohio  45236

WRITTEN CONSENT SOLICITATION OF STOCKHOLDERS

October 17, 2002

INTRODUCTION

We are soliciting the enclosed consent on behalf of the Board of Directors of LCA-Vision Inc. for action to be taken by written consent in lieu of a meeting of stockholders.  Each of the 42,964,762 shares of LCA-Vision common stock outstanding on October 15, 2002, the record date, is entitled to one vote on all matters detailed in this Proxy Statement.  Only stockholders of record on the books of the company at the close of business on October 15, 2002 will be entitled to give consents.  We are mailing this Proxy Statement to our stockholders on or about October 17, 2002.

WE ASK THAT YOU SUBMIT CONSENTS BY NO LATER THAN NOVEMBER 29, 2002 TO OUR STOCK TRANSFER AGENT AT THE FOLLOWING ADDRESS:  EquiServe Trust Company, P.O. Box 43010, Providence, RI 02940-3010.  Any stockholder executing a consent has the power to revoke it at any time before November 29, 2002 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the proposal), by delivering written notice of such revocation to our corporate secretary at the address stated above.  If the amendments to the certificate of incorporation are approved by the stockholders, we will promptly give notice of that approval to all stockholders who have not consented in writing as required by Section 228(d) of the Delaware General Corporation Law.

The cost of soliciting consents will be paid by LCA-Vision Inc. and may include reimbursement paid to brokerage firms or others for their expense in forwarding solicitation materials.  We will solicit consents principally by mail, but our directors, officers and other regular employees may also solicit them personally or by telephone.  They will not receive any compensation for doing so, in addition to their regular salaries.  We ask that brokers and others who hold stock in trust to send consent materials to the beneficial owners of the stock, and we will reimburse them for their expenses.

On these matters, which require the affirmative vote of a majority of the outstanding shares, abstentions (including failures to return consents) and broker nonvotes have the same effect as a negative vote.  Brokers may return a consent for shares held in street name in favor of the amendments absent contrary instructions from the beneficial owner of such shares.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS A REQUEST FOR STOCKHOLDER APPROVAL BY WRITTEN CONSENT.  YOU ARE REQUESTED TO INDICATE WHETHER YOU APPROVE OF THE PROPOSED CORPORATE ACTION ON THE CONSENT ENCLOSED FOR THAT PURPOSE AND TO RETURN THAT FORM TO US.

AMENDMENTS OF THE CERTIFICATE OF INCORPORATION

General

Our Board of Directors currently believes it would be in the best interests of LCA-Vision Inc. and its stockholders to adopt an amendment to our certificate of incorporation authorizing a reverse stock split in which each four issued and outstanding shares of our common stock will be converted into one share. The amendment to the certificate of incorporation authorizing the reverse split will become effective upon its filing with the Delaware Secretary of State.  We currently plan to make this filing as soon as reasonably practicable after receiving consents from the stockholders representing a majority of our outstanding shares.  In conjunction with the reverse split, our total authorized number of shares of common stock would correspondingly be reduced fourfold, from 110,000,000 to 27,500,000. The full text of the proposed amendment to the certificate of incorporation is attached to this Proxy Statement as Exhibit A.

Although we presently intend to effect the reverse split as proposed, under Section 242(c) of the Delaware General Corporation Law, the Board of Directors has reserved the right, notwithstanding the stockholders' approval of the amendments to the certificate of incorporation, to abandon the reverse split and decrease in the total authorized number of shares of common stock at any time before the amendments to the certificate of incorporation are filed with the Secretary of State of the State of Delaware. The Board of Directors may consider a variety of factors in determining whether or not to proceed with the amendments to the certificate of incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of our common stock, business developments, and our actual and projected financial performance. If the closing bid price of our common stock on the Nasdaq National Market reaches a minimum of $1.00 per share on or before November 29, 2002 and remains at or above that level for a minimum of 10 consecutive trading days (or longer if required by the Nasdaq Listing Qualifications Panel), as discussed more fully below, the Board of Directors may decide to abandon the filing of the amendments to the certificate of incorporation.

The Board of Directors approved the proposed amendments to our certificate of incorporation on September 11, 2002, subject to stockholder approval, and recommends that the stockholders sign and return consents FOR approval of the amendments of our certificate of incorporation effecting a one-for-four reverse split and correspondingly reducing the total authorized number of shares of common stock.  Adoption of each of the amendments is conditioned upon adoption of the other amendment.  Details of the proposed changes are explained below.

Amendment to Authorize Reverse Stock Split

Our primary objective in proposing the reverse split is to maximize shareholder value over the long term.  The proposed reverse split will adjust the authorized and outstanding shares to a level better suited for a company our size.  We feel this split should increase the attractiveness of our shares to institutional investors and it should help maintain eligibility to trade on the Nasdaq National Market.  We feel that all our shareholders benefit from the liquidity of the Nasdaq National Market.  To maintain the listing, the Nasdaq National Market requires, among other things, that the listed company's stock maintain a minimum bid price of $1.00 per share. The closing bid price of our common stock has been below $1.00 per share since July 23, 2002. On September 17, 2002, the closing bid price was $0.87.

On September 9, 2002, Nasdaq notified us that we were not in conformance with the maintenance standard for the Nasdaq National Market which requires the closing price cannot be below $1.00 for over 30 consecutive trading days.  Nasdaq has given us until December 9, 2002 to raise the closing bid price of our common stock above the $1.00 threshold for ten consecutive trading days (or longer if required by the Nasdaq Listing Qualifications Panel) while demonstrating compliance with all other requirements for continued listing on the Nasdaq National Market. If we cannot meet these requirements prior to December 9, 2002, the company can change its listing to the Smallcap Market, or it could be delisted.  Prior to this delisting date, we may request a hearing in front of the Nasdaq Listing Qualifications Panel to give us an opportunity to appeal Nasdaq's decision to delist our common stock, but we cannot be assured of a successful outcome to such a hearing.

We expect that the reverse split will increase the bid price per share of our common stock above the $1.00 per share minimum price, thereby satisfying the listing requirement. However, there can be no assurance that the reverse split will have that effect, initially or in the future, or that it will enable us to maintain the listing of our common stock on the Nasdaq National Market.

We hope that the decrease in the number of shares of our outstanding common stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in our common stock among members of the financial community and the investing public and possibly create a more liquid market for our stockholders with respect to those shares presently held by them. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected, particularly if the price per share of our stock begins a declining trend after the reverse split is effected.

There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of our common stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

We are not aware of any present efforts by anyone to accumulate our common stock, and the proposed reverse split is not intended to be an anti-takeover device.

The Board of Directors has approved, and recommends the stockholders adopt, an amendment to our certificate of incorporation to effect a one-for-four reverse stock split.

Effect on Market for Common Stock

On September 17, 2002, the closing bid price for our common stock on the Nasdaq National Market was $0.87 per share and the closing sale price was $0.90 per share. By decreasing the number of outstanding shares of common stock without altering the aggregate economic interest represented by the shares, we believe the market price will be increased. The higher the market price rises above $1.00 per share, the less risk there will be that we will fail to meet the requirements for maintaining the listing of our common stock on the Nasdaq National Market. However, there can be no assurance that the market price of our stock will rise to or maintain any particular level or that we will at all times be able to meet the requirements for maintaining the listing of our common stock on the Nasdaq National Market.

Effects of Reverse Split on Common Stock; No Fractional Shares

If stockholders approve the amendment to our certificate of incorporation to effect a reverse stock split, the principal effect will be to decrease the number of outstanding shares of our common stock from approximately 43,000,000 shares to approximately 10,750,000 shares, based on the number of shares outstanding on the record date for this solicitation of consents. The total number of shares of common stock each stockholder holds will be reclassified automatically into the number of shares equal to the number of shares each stockholder held immediately before the reverse split divided by four.   If the total number of shares a stockholder holds is not evenly divisible by four, that stockholder will not receive a fractional share but instead will receive cash in an amount equal to the fraction of a share that stockholder otherwise would have been entitled to receive multiplied by the sale price of the common stock as last reported on the Nasdaq National Market before the reverse split takes effect.

The proposed amendment to our certificate of incorporation will not otherwise alter or modify the rights, preferences, privileges or restrictions of the common stock.

Effect on Outstanding Options and Warrants

As of the record date for this solicitation of consents, we had outstanding stock options to purchase an aggregate of 4,121,777 shares of common stock with exercise prices ranging from $0.83 to $11.13 per share and warrants to purchase an aggregate of 400,000 shares of common stock with exercise prices ranging of $12 per share. Under the terms of the options and warrants, when the reverse split becomes effective, the number of shares covered by each of them will be reduced to one-fourth the number currently covered and the conversion or exercise price per share will be increased by four times the current conversion or exercise price.

Effect on Legal Ability to Pay Dividends

Our Board of Directors has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends. Therefore, we do not believe that the reverse split will have any effect with respect to future distributions, if any, to our stockholders.

Payment for Fractional Shares; Exchange of Stock Certificates

We have appointed our regular stock transfer agent, EquiServe Trust Company, N.A., to act as exchange agent for holders of common stock in connection with the reverse split.  You may contact the exchange agent at P.O. Box 43010, Providence, RI 02940-3010; (877) 282-1169 Attn: Investor Relations Department.  We will deposit with the exchange agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from our current cash reserves.  Our stockholder list shows that some of the outstanding common stock is registered in the names of clearing agencies and broker nominees. Because we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount it will be required to pay for fractional share interests. However, we do not expect that the amount will be material.

As of the record date for this solicitation of consents, we had approximately 2,500 holders of record of our common stock (although we had significantly more beneficial holders). We do not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the reverse split.

On or after the effective date of the reverse split, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder's new stock certificate and payment in lieu of any fractional share promptly after receipt of that stockholder's properly completed letter of transmittal and old stock certificate(s).

Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Approvals Required

The affirmative written consent of the holders of a majority of our outstanding shares is required to approve this proposal.

The Board of Directors recommends that stockholders sign and return consents FOR the approval of the amendment of our certificate of incorporation effecting a one-for-four reverse split of our common stock.

Amendment to Authorize a Decrease in the Number of Shares of Common Stock that we are Authorized to Issue

The proposed amendment to our certificate of incorporation to decrease the number of authorized shares would effect a fourfold decrease in our total authorized number of shares of common stock, from 110,000,000 to 27,500,000  This would result in the ratio between our  outstanding common stock and total authorized common stock remaining unchanged by the amendment.  Because we are subject to certain state tax liability based on the number of shares of stock authorized for issuance in the certificate of incorporation, the Board of Directors believes it would be in the best interest of LCA-Vision Inc. and its stockholders to decrease the number of shares of common stock we are authorized to issue.

Thus, the Board of Directors has approved, and recommends the stockholders adopt, an amendment to the certificate of incorporation which decreases the number of shares of common stock that we are authorized to issue to 27,500,000 shares.

The proposed amendment to our certificate of incorporation will not otherwise alter or modify the rights, preferences, privileges or restrictions of the common stock.

Approvals Required

The affirmative written consent of the holders of not less than a majority of the outstanding shares is required to approve this proposal.

The Board of Directors recommends that stockholders sign and return consents FOR the approval of the amendment of our certificate of incorporation effecting a fourfold reduction in the total authorized number of shares of common stock.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth certain information with respect to the beneficial ownership of our common stock as of September 18, 2002, for the following:

•

Each of our directors and executive officers

•

All directors and executive officers as a group, and

•

Each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock.

SEC rules provide that if an individual or group has a right to acquire shares of common stock pursuant to the exercise of options or warrants within 60 days of the effective date of this schedule, then the shares are deemed to be outstanding for purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Ownership(1)	Percent of Class
Stephen N. Joffe, M.D., Chairman & Director	Common Stock	13,545,657(2)	31.6%
Sandra F.W. Joffe, Secretary
8750 Red Fox Lane
Cincinnati, OH 45243

William O. Coleman	Common Stock	344,000(3)	0.8%
Director

John H. Gutfreund	Common Stock	341,000(4)	0.8%
Director

John C. Hassan	Common Stock	181,250(5)	0.4%
Director

Joseph B. Dzialo	Common Stock	436,500(6)	1.0%
President and Chief Operating Officer

Alan H. Buckey	Common Stock	305,000(7)	0.7%
Executive Vice President, Chief Financial Officer

All directors and executive officers	Common Stock	15,153,407(8)	35.3%
as a group (7 persons)

(1)

The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in other footnotes to this table.

(2)

Stephen N. Joffe and Sandra F.W. Joffe are married to one another and each is therefore deemed to be the beneficial owner of all shares owned by the other.  The total shown consists of 2,975,763 shares of common stock owned of record by Stephen N. Joffe, 7,683,202 shares of common stock owned of record by Stephen N. Joffe Grantor Retained Annuity Trust dated December 31, 2001, of which Dr. Joffe is trustee, 2,885,192 shares of common stock owned of record by the Sandra F.W. Joffe Grantor Retained Annuity Trust, dated December 31, 2001, of which Mrs. Joffe is trustee, 750 shares of common stock owned of record by Dr. and Mrs. Joffe jointly, and 750 shares of common stock issuable to Mrs. Joffe in the event of her exercise of a currently exercisable stock option.

(3)

Includes 242,000 shares owned of record by Mr. Coleman, 11,000 shares held on trust for the benefit of certain family members, and 91,000 shares of common stock issuable to Mr. Coleman upon the exercise of certain unexercised stock options.

(4)

Includes 250,000 shares owned of record by Mr. Gutfreund and 91,000 shares of common stock issuable to Mr. Gutfreund upon the exercise of certain unexercised outstanding stock options.

(5)

Includes 29,000 shares owned of record by Mr. Hassan and 152,250 outstanding shares of common stock issuable to Mr. Hassan upon the exercise of certain unexercised stock options.

(6)

Includes 116,500 shares owned of record by Mr. Dzialo and 320,000 shares of common stock issuable to Mr. Dzialo upon the exercise of certain unexercised stock options.

(7)

Includes 200,000 shares owned of record by Mr. Buckey and 105,000 shares of common stock issuable to Mr. Buckey upon the exercise of certain unexercised outstanding stock options.

(8)

Consists of 14,393,407 shares owned of record directly or indirectly by such persons and 760,000 shares issuable upon the exercise of stock options held directly or indirectly by such persons.

DISSENTERS' RIGHTS OF APPRAISAL

Delaware law does not provide for appraisal rights with respect to the proposals being acted upon.

2003 ANNUAL MEETING OF STOCKHOLDERS

In order for any stockholder proposals for the 2003 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement relating to that meeting to be presented for stockholder action at that meeting, they must be received by our corporate secretary at 7840 Montgomery Road, Cincinnati, Ohio 45236 prior to November 29, 2002.  The form of proxy we distribute with respect to the 2003 Annual Meeting of Stockholders may include discretionary authority to vote on any matter which is presented to the stockholders at the meeting (other than by management) if we do not receive notice of that matter at the above address prior to February 12, 2003.

By Order of the Board of Directors

Sandra F.W. Joffe

Secretary

EXHIBIT A

FOURTH:

1.

Common Stock.  The total number of shares of Common Stock which the Corporation is authorized to issue shall be 27,500,000 shares of Common Stock, par value $.001 per share.

(i)

On [______________], 2002 (the “Effective Date”), the Common Stock of the Corporation will be reverse split on a one-for-four basis so that each share of Common Stock issued and outstanding immediately prior to [______________], 2002 shall automatically be converted into and reconstituted as one-fourth of a share of Common Stock (the “Reverse Stock Split”).  No fractional shares will be issued by the Corporation as a result of the Reverse Stock Split.  In lieu thereof, each stockholder whose shares are not evenly divisible by four will receive cash in an amount equal to the fraction of a share that the stockholder otherwise would have been entitled to receive multiplied by the sale price of the Common Stock as last reported by the Nasdaq National Market immediately prior to the Effective Date.

(ii)

As soon as practicable following the Effective Date, certificates for the shares of Common Stock to be outstanding after the Reverse Stock Split shall be issued pursuant to procedures adopted by the Corporation’s Board of Directors and communicated to those who are to receive new certificates.

CONSENT CARD

LCA-VISION INC.

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of LCA-Vision Inc. (the “Company”) hereby acknowledges receipt of the proxy statement and notice of Reverse Stock Split and other actions and votes his/her/its shares as indicated below:

The Board of Directors recommends a FOR vote on each proposal.  Please mark X in the appropriate box.

1.

APPROVAL of an amendment to the Company’s Certificate of Incorporation to effect a one-for-four reverse stock split of the Company’s Common Stock.

Vote FOR

Vote AGAINST

ABSTAIN

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[_]

      [_]

2.

APPROVAL of an amendment to the Company’s Certificate of Incorporation to authorize a decease in the number of authorized shares of Common Stock.

Vote FOR

Vote AGAINST

ABSTAIN

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[_]

      [_]

THE SHARES REPRESENTED BY THIS CONSENT CARD WILL BE VOTED AS YOU HAVE INDICATED ABOVE.  IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS CONSENT CARD WILL BE VOTED IN FAVOR OF THE REVERSE STOCK SPLIT.  THIS CONSENT CARD IS REVOCABLE AT ANY TIME BEFORE NOVEMBER 29, 2002 (OR, IF EARLIER, THE DATE ON WHICH AT LEAST THE MINIMUM NUMBER OF SHARES HAVE CONSENTED IN ORDER TO APPROVE THE PROPOSAL).

PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:  _______________, 2002

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Signature of Stockholder

____________________________________

Signature of Stockholder

Please sign exactly as your name appears on your certificate.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title.  If more than one trustee, all should sign.  All joint owners should sign.